                                                                       Exhibit 5

January 11, 2000

American TeleSource International, Inc.
12500 Network Boulevard, Suite 407
San Antonio, Texas 78249

Re: American TeleSource International, Inc. Registration Statement on Form S-8 (the "Registration Statement")


Ladies and Gentlemen:

       I have acted as counsel to American TeleSource International, Inc., a Delaware corporation, ("ATSI") in connection with the registration of 2,000,000 shares of Common Stock of ATSI (the "Shares") on Form S-8. The Shares are issuable upon exercise of options ("Options") granted under the American TeleSource International, Inc. 1998 Stock Option Plan (the "Plan"). I am furnishing this opinion in accordance with the requirements of Item 8(a) of Form S-8.

       I have reviewed those questions of law and that portion of ATSI's records as I deemed necessary to provide this opinion. Based on the assumptions listed below, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan and the terms of the grants of the Options, will be duly authorized, validly issued, fully paid and nonassessable:

       1.  The Options will be exercised in accordance with applicable law;

       2. At the time of the exercise of the Options, ATSI will have sufficient authorized and unissued shares of common stock available for issuance;

       3. The Shares will be evidenced by appropriate certificates properly executed and delivered;

       4. The Options have been or will be granted in accordance with the terms of the Plan;

           I consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Alice L. King
                                   Alice L. King
                                   Corporate Counsel
                                   American TeleSource International, Inc.